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                                                                   EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT

This is an agreement, effective June 28, 1999, between Advanced Optics Electronics, Inc., a Nevada Corporation, (the "Company"), and John J. Cousins, an individual residing at 10016 Bryan Ct. NW, Albuquerque New Mexico, (the "Employee").

Background

The Company desires the services of the Employee to contribute to and advance the competitive and financial positions of the Company by innovation and directed efforts. The Employee in the course of such employment is expected to have access to trade secrets, customer names, actual and proposed developments and projects, financial and pricing information, and to other matters, including sales procedures and techniques, whose secrecy the Company desires to preserve. The Company is in a highly competitive business and could be irremediably damaged by disclosures of its trade secrets, developments, techniques, methods, names of customers or prospective customers, sales methods, pricing procedures, and other aspects of is business.

In consideration of the mutual undertakings relating to the employment of the Employee, the parties have agreed as follows:

(1) "Employment" means the period during which the Company employs the Employee. The initial period of this contract will be two years from the date of this Agreement. There shall be a one-year renewal option. The renewal option must be executed 60 days before the end of the initial period.

(2) "Compensation" means the base salary on an annual basis. This salary will be paid weekly. Compensation shall be $60,000 net of State and Federal taxes for the first year, $75,000 net of State and Federal Taxes for the second year, and $94,000 net of State and Federal taxes for the option year.

(3) "Stock Award" means the initial award of common stock in the Company to the Employee due upon the signing of this Agreement. The Stock Award shall be 150,000 shares.

(4) "Medical Allowance" means the monthly payment to contribute to health insurance. This shall be paid monthly. The Medical Allowance shall be $200 per month for the first year, $250 per month for the second year, and $300 per month for the option year.

(5) "Termination" means the last day of employment of the Employee by the Company. It is anticipated that Termination will be at the end of the initial term or option period under this Agreement. If however, it is deemed beneficial for either party to terminate the contract earlier, Termination will comply with the following terms: if the Company initiates Termination the balance of Compensation, Medical Allowance, and Stock option vesting (which is detailed


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         under a separate agreement) shall be due and payable; if the Employee initiates Termination the pro rated amount of Stock Award shall be returned to the Company. The pro rated amount will be calculated as the 150,000 shares multiplied by the amount of time in Employment divided by the two-year initial term.

(6) "Vacation" means the amount of vacation time available to the Employee. There will be three weeks of vacation time available in the first year and four weeks available in the second year and option year. No more than two weeks vacation will ever be taken concurrently. Vacation will not be taken at critical times in the business schedule and dates are subject to prior approval.

(7) The Employee agrees to use his best efforts to promote and advance the financial, technical, and competitive positions of the Company throughout the Employment and thereafter to the extent provided herein.

(8) The Employee agrees that he will during the Employment, and for a period of two years subsequent to Termination, maintain in secrecy all information acquired by the Employee during the Employment concerning finances, business procedures, names and lists of customers and prospective customers, sales letters, proposals, trade secrets, and innovations relating to the Company or any of its customers or suppliers, or other matters of a confidential nature or which are designated by a representative of the Company to be among those matters to be regarded as confidential.

(9) The Employee acknowledges that the relationships between the Company and its customers and suppliers, and prospective customers and suppliers, are confidential, whither or not evidenced by a written instrument, and that the Company is under certain obligations to refrain from making use of or revealing information gained from its customers or suppliers, or resulting from work done for its customers, and the Employee agrees to and hereby does adopt all such obligations of the Company as his own and agrees to personally abide by all such obligations of the Company.

(10) The Employee acknowledges that he has no power to bind the Company and agrees not to attempt to bind the Company to any obligation not authorized in writing by the Company.

(11) The Employee agrees, upon Termination, to deliver to the Company all property of the Company including all originals and copies of documents and photographs, models, prototypes, tools, supplies and all other property of the Company of every kind. The Employee agrees that all documents relating to the Company, whither or not originated by the Employee, are the property of the Company.

(12) The Employee acknowledges that during Employment he can reasonably expect to acquire information which if applied to a competitive endeavor would be



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         harmful to the Company. Accordingly, the Employee agrees that for a period of one year subsequent to Termination, he will not engage in any activities directly competitive to that activities or business interest of the Company or advise or be employed by any company or other entity engaged in the design, manufacture or sale of products or services of the kinds performed, made or sold by the Company during the Employment. This prohibition of competitive activity is limited to the geographical areas in which the Company shall have done business during the Employment and those areas which, at the time of Termination, the Company has specific genuine intention to do business. The competitive restriction is further limited to those activities which the Company reasonably deems to be financially harmful to its interests.

(13) The Employee warrants that he is under no obligation to any other entity that would in any way conflict with any obligation of the Employee hereunder. The Employee further warrants that he will not disclose to the Company any information with respect to which the Employee is under any obligation of confidentiality.

(14) This Agreement shall be construed and enforced in accordance with the laws of the state of New Mexico.

(15) The Agreement supersedes and replaces all former agreements or understandings with respect to the subject matter hereof.

(16) If any provision hereof is determined to be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and shall be enforceable against either party.

(17) This Agreement shall inure to the benefit of any successor, assignee or nominee of the Company as fully as if it had been an original party hereto.



Advanced Optics Electronics, Inc.

By: /s/ LESLIE S. ROBINS
   ------------------------------------

Title:  Executive Vice President

Date:  June 24, 2000



Employee: /s/ JOHN J. COUSINS
         ------------------------------

Date:  June 24, 2000



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